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                                                                    EXHIBIT 24.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus pertaining to the 1997 Performance Award Plan of our report dated January 27, 1997 with respect to the combined financial statements of U.S. Rentals, Inc. (Predecessor), which appears on Page F-2 of the Registration Statement on Form S-1 of U.S. Rentals, Inc., dated February 21, 1997, and of our report dated January 27, 1997 with respect to the financial statements of U.S. Rentals, Inc. (the Company), which appears on Page F-14 of the Registration Statement on Form S-1 of U.S. Rentals, Inc., dated February 27, 1997, such Registration Statement on Form S-1 relating to the Company's initial public offering filed with the Securities and Exchange Commission.


/s/ PRICE WATERHOUSE LLP

San Diego, California
January 12, 1998